SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

May 17, 2002

Date of Report (Date of earliest event reported)

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

FLORIDA

(State or other jurisdiction of incorporation)

1-8899	59-0940416

(Commission File Number)	(I.R.S. Employer Identification No.)

3 S.W. 129th Avenue Pembroke Pines, Florida	33027

(Address of principal executive offices)	(Zip Code)

(954) 433-3900

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Exhibit Index at Page 3

Item 2. Acquisition or Disposition of Assets.

On May 17, 2002, Claire’s Stores, Inc. (the “Registrant”) completed the disposition of its wholly owned subsidiary, Lux Corporation (d/b/a Mr. Rags) (“Mr. Rags”), which previously represented the Registrant’s apparel segment, pursuant to a sale of the stock owned by the Registrant in Mr. Rags to Mr. Rags Acquisition, Inc., a California corporation (the “Purchaser”). The sale of stock was made pursuant to the terms and provisions of a Stock Purchase Agreement (the “Purchase Agreement”), dated May 17, 2002, by and among the Registrant, Mr. Rags and the Purchaser. The consideration paid or to be paid to the Registrant for the stock of Mr. Rags, which was determined through arms’-length negotiations between the Registrant and the Purchaser, was: (i) an initial payment of approximately $5 million in cash at the time of closing, (ii) deferred payments to be paid aggregating $10 million, and (iii) an amount to be paid equal to approximately 48% of the sales of the inventory of Mr. Rags as of the closing date.

The foregoing summary of the disposition of Mr. Rags is qualified in its entirety by reference to the text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not applicable.

(b) The operations of Mr. Rags were reported as a discontinued operation in the Consolidated Financial Statements included in the Registrant’s Form 10-K for the fiscal year ended February 2, 2002. As a result, the Registrant had previously filed a Consolidated Balance Sheet as of February 2, 2002 and a Consolidated Statement of Operations and Comprehensive Income for the fiscal year ended February 2, 2002 reflecting the sale of Mr. Rags. Accordingly, any pro forma financial information that would be required under Article 11 of Regulation S-X has been “previously reported,” as such term is defined in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended.

(c) Exhibits.

*2.1 Stock Purchase Agreement — dated May 17, 2002, by and among the Registrant, Mr. Rags and Mr. Rags Acquisition, Inc., a California corporation.

*The exhibits and schedules thereto have been omitted but copies thereof will be furnished supplement ally to the Commission upon request.

EXHIBIT INDEX

     *2.1 Stock Purchase Agreement, dated May 17, 2002, by and among the Registrant, Mr. Rags and Mr. Rags Acquisition, Inc., a California corporation.

     *The exhibits and schedules thereto have been omitted but copies thereof will be furnished supplementally to the Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: June 3, 2002	By: /s/ Ira D. Kaplan

Name: Ira D. Kaplan Title: Senior Vice President and Chief Financial Officer